                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                 TENDER LOVING CARE HEALTH CARE SERVICES, INC.
                                       AT
                              $1.00 NET PER SHARE
                                       BY
                          TLC ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                                 E-MEDSOFT.COM

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of October 18, 2001 (the "Merger Agreement"), by and among e-MedSoft.com, a Nevada corporation ("e-MedSoft" or "Parent"), TLC Acquisition Corporation., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Tender Loving Care Health Care Services, Inc., a Delaware corporation ("Tender Loving Care"). The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of shares of common stock of Tender Loving Care par value $0.01 per share ("Shares") that, when added to the Shares already owned by Parent and its direct and indirect wholly owned subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $1.00 per Share or less but excluding any such options or warrants held by persons who have agreed in writing to accept certain net cash payments upon the termination of their options or warrants as described in the Merger Agreement) (the "Minimum Condition"). The Offer also is subject to certain other conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals" which set forth in full the conditions to the Offer.
                           --------------------------

    THE BOARD OF DIRECTORS OF TENDER LOVING CARE HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    Questions or requests for assistance may be directed to the Information Agent at the respective address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery also may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                           --------------------------

                           The Information Agent is:
                            MACKENZIE PARTNERS, INC.
                             ---------------------

October 29, 2001

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
SUMMARY TERM SHEET...............................................    iii

INTRODUCTION.....................................................      1

1.   TERMS OF THE OFFER; EXPIRATION DATE.........................      4

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............      6

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.....      7

4.   WITHDRAWAL RIGHTS...........................................      9

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     10

6.   PRICE RANGE OF SHARES; DIVIDENDS............................     11

7.   CERTAIN INFORMATION CONCERNING TENDER LOVING CARE...........     12

8.   CERTAIN INFORMATION CONCERNING e-MEDSOFT AND PURCHASER......     14

9.   FINANCING OF THE OFFER AND THE MERGER.......................     15

10.  BACKGROUND OF THE OFFER AND MERGER; THE MERGER AGREEMENT AND
     RELATED AGREEMENTS..........................................     16

11.  PURPOSE OF THE OFFER; PLANS FOR TENDER LOVING CARE AFTER THE
     OFFER AND THE MERGER........................................     32

12.  DIVIDENDS AND DISTRIBUTIONS.................................     34

13.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES......     34

14.  CERTAIN CONDITIONS OF THE OFFER.............................     35

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............     37

16.  FEES AND EXPENSES...........................................     38

17.  MISCELLANEOUS...............................................     39

SECTION I........................................................      I

                               SUMMARY TERM SHEET

    This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are TLC Acquisition Corporation., a newly formed Delaware corporation and a wholly owned subsidiary of e-MedSoft.com, a Nevada corporation. We were organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See "Section 8. Certain Information Concerning e-MedSoft and Purchaser."

    - e-MedSoft, doing business as Med Diversified, operates a series of companies in various sub-industries within health care including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see HTTP://WWW.E-MEDSOFT.COM. See "Section 8. Certain Information Concerning e-MedSoft and Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Tender Loving Care Health Care Services, Inc. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $1.00 per share of common stock of Tender Loving Care, net to the seller in cash (subject to applicable withholding taxes) and without interest thereon. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

    - If you tender your Tender Loving Care shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the Offer. See "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - We are not obligated to purchase any Tender Loving Care shares unless there have been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the shares already owned by Parent and its direct and indirect wholly owned subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $1.00 per share or less but excluding any such options or warrants held by persons who have agreed in writing to accept certain net cash payments upon the termination of their options or warrants as described in the Merger Agreement).

    - We are also subject the approval or non-objection of various state health care regulatory agencies.

    These and other conditions to our obligation to purchase Tender Loving Care shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE OFFERED PAYMENT?

    - Yes. e-MedSoft will provide us with sufficient funds to purchase all tendered shares of Tender Loving Care and to provide funding for the Merger that is expected to follow the successful completion of the Offer. Parent will also supply sufficient funds to pay any signing bonuses and other amounts due under certain employment agreements and other agreements.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - We do not think that our financial condition is relevant to your decision to tender in the Offer because the form of payment for your Tender Loving Care shares consists solely of cash and the Offer is not subject to a financing condition.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have at least until 12:00 midnight, New York City time, on Tuesday, November 27, 2001, to decide whether to tender your Tender Loving Care shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We may, without the consent of Tender Loving Care, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer in the event any or certain of the conditions to the Offer have not been satisfied. See "Section 1. Terms of Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the Offer, we will inform The Bank of New York the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the Offer was previously scheduled to expire. See "Section 1. Terms of Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

    To tender your Tender Loving Care shares in the Offer, you must:

    - complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

    - tender your Tender Loving Care shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

    - if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to The Bank of New York prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Tender Loving Care shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

    - if you hold your shares through a broker or a bank, give instructions that your shares be tendered.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw previously tendered shares any time prior to the expiration of the Offer, and, unless we have accepted the shares for payment pursuant to the Offer, you may also withdraw any tendered shares at any time after December 28, 2001.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to The Bank of New York while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "Section 4. Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF TENDER LOVING CARE THINK OF THE OFFER?

    - The Board of Directors of Tender Loving Care has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, Tender Loving Care's stockholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that Tender Loving Care's stockholders accept the Offer and tender their shares pursuant to the Offer. See "Introduction."

WHAT IF ANOTHER BIDDER WANTS TO BUY TENDER LOVING CARE SHARES FOR A HIGHER
  PRICE?

    - If another bidder offers a higher purchase price than the price we are offering and Tender Loving Care's Board of directors determines that the other bidder's offer is superior and determines to enter into an agreement with the other bidder, we have the opportunity to match the superior offer. If we decide not to match the superior offer and Tender Loving Care terminates the Merger Agreement, Tender Loving Care will have to pay us $1,250,000 plus e-MedSoft's out of pocket expenses in connection with this transaction. See "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements."

WILL TENDER LOVING CARE CONTINUE AS A PUBLIC COMPANY?

    - If the Merger occurs, Tender Loving Care will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that there may not be a public trading market for the shares and Tender Loving Care may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

    - If we accept for payment and pay for at least the number of Tender Loving Care shares that, when added to any Tender Loving Care shares already owned by Parent or direct and indirect wholly owned subsidiaries, if any, is equal to at least a majority of the then outstanding shares on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety
      (90) day period following the consummation of the Offer but excluding any such options or warrants held by persons who have agreed in writing to accept certain net cash payments upon the termination of their options or warrants as described in the Merger Agreement) we will merge into Tender Loving Care. If the Merger occurs, Tender Loving Care will become a wholly owned subsidiary of e-MedSoft, and each issued and then outstanding Tender Loving Care share (other than any shares held in the treasury of Tender Loving Care, or owned by us, e-MedSoft or any direct or indirect wholly owned subsidiary of e-MedSoft or Tender Loving Care and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $1.00 per share, net to the seller (subject to applicable withholding taxes) in cash (or any greater amount per share paid pursuant to the Offer), without interest. See "Introduction."

WHAT IS THE TOP-UP STOCK OPTION, AND HOW CAN IT BE EXERCISED?

    - In the event more than 75% but less than 90% of the shareholders of Tender Loving Care tender their shares, we have also received an option from Tender Loving Care which will allow us to purchase additional shares of Tender Loving Care at $1.00 per share to enable us to own 90% of the outstanding shares. If we exercise this option, we will be able to complete the merger without a shareholder vote. See "Section 10. Background of the Offer and the Merger, the Merger Agreement and Related Agreements."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the Offer and the Merger occurs, you will receive the same amount of cash per share as if you would have tendered your shares in the Offer, unless you have exercised your appraisal rights under the General Corporation Law of the State of Delaware. See "Section 11. Purpose of the Offer; Plans for Tender Loving Care After the Offer and the Merger."

    - If you decide not to tender your shares in the Offer and the Merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the OTC Bulletin Board or another securities market, as there may not be a public trading market for the shares and Tender Loving Care may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares."

WHAT IS A RECENT MARKET VALUE OF MY SHARES?

    - On October 26, 2001, the last full trading day before we commenced our Offer, the last reported closing price per Tender Loving Care share reported on the OTC Bulletin Board was $.89 per share. See "Section 7. Certain Information Concerning Tender Loving Care."

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You may call MacKenzie Partners, Inc., the Information Agent, at
      (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Common Stock of
Tender Loving Care Health Care Services, Inc.:

                                  INTRODUCTION

    TLC Acquistion Corporation, a Delaware corporation ("Purchaser"), a wholly owned subsidiary of e-MedSoft.com, a corporation incorporated under the laws of the State of Nevada ("e-MedSoft" or "Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share ("Shares"), of Tender Loving Care Health Care Services, Inc., a Delaware corporation ("Tender Loving Care" or the "Company"), for $1.00 per share net to the seller in cash (subject to applicable withholding taxes) (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), being the "Per Share Amount"), without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See "Section 8. Certain Information Concerning e-MedSoft and Purchaser" for additional information concerning e-MedSoft and Purchaser.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser or e-MedSoft will pay all charges and expenses of The Bank of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

    THE BOARD OF DIRECTORS OF TENDER LOVING CARE (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Cain Brothers & Company, LLC ("Cain Brothers") has delivered to the Board of Tender Loving Care its written opinion dated October 18, 2001 to the effect that, based upon and subject to various considerations and assumptions described in such opinion, the $1.00 per share cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Cain Brothers is contained in Tender Loving Care's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by Tender Loving Care with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to Tender Loving Care's stockholders with this Offer to Purchase. Tender Loving Care's stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Cain Brothers.

    The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 18, 2001, by and among e-MedSoft, Purchaser and Tender Loving Care (the "Merger Agreement"). The Merger Agreement provides that upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, e-MedSoft shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and e-MedSoft bears to the total number of Shares then outstanding of Tender Loving Care. In the Merger Agreement, Tender Loving Care has agreed, at such time, to take all action necessary to cause e-MedSoft' designees to be elected or appointed as directors of Tender Loving Care, including, without limitation, increasing the size of the Board or seeking and accepting the resignations of incumbent directors.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY E-MEDSOFT AND ITS DIRECT AND INDIRECT WHOLLY OWNED SUBSIDIARIES, IF ANY, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY OUTSTANDING CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OUTSTANDING OPTIONS OR WARRANTS WHICH ARE VESTED AS OF THE DATE OF THE MERGER AGREEMENT OR ARE CAPABLE OF VESTING DURING THE NINETY (90) DAY PERIOD FOLLOWING THE CONSUMMATION OF THE OFFER BUT EXCLUDING ANY SUCH OPTIONS OR WARRANTS HELD BY PERSONS WHO HAVE AGREED IN WRITING TO ACCEPT CERTAIN NET CASH PAYMENTS UPON THE TERMINATION OF THEIR OPTIONS OR WARRANTS AS DESCRIBED IN THE MERGER AGREEMENT. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE," "SECTION 14. CERTAIN CONDITIONS OF THE OFFER" AND "SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS" OF THE OFFER TO PURCHASE, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver, of the conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into Tender Loving Care (the "Merger"). As a result of the Merger, Tender Loving Care, which will continue as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of e-MedSoft. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Tender Loving Care or Shares owned by Purchaser, e-MedSoft, or any direct or indirect wholly owned subsidiary of Parent or of Tender Loving Care, and other than Shares held by stockholders who shall have properly demanded and perfected appraisal rights under the DGCL) shall be canceled and converted automatically into the right to receive the Per Share Amount in cash, without interest (but subject to any applicable withholding tax) (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under the DGCL will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the DGCL. See "Section 11. Purpose of the Offer; Plans for Tender Loving Care After the Offer and the Merger." The Merger Agreement is more fully described in "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5. Certain Federal Income Tax Consequences."

    The obligations of each party to effect the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of Tender Loving Care. For a more detailed description of the conditions to the Merger, see "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements." Under the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger.

    Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements" and
"Section 11. Purpose of the Offer; Plans for Tender Loving Care After the Offer and the Merger."

    Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Board of Tender Loving Care (a majority of which will be appointed by Parent) will be able to approve and adopt the Merger Agreement and the Merger without a vote of the other stockholders of Tender Loving Care. In such event, e-MedSoft, Purchaser and Tender Loving Care have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Tender Loving Care. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the stockholders of Tender Loving Care is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for Tender Loving Care After the Offer and the Merger."

    Concurrently with the execution of the Merger Agreement, and as a condition and inducement to e-MedSoft's and Purchaser's entering into the Merger and inducement to e-MedSoft's and Purchaser's entering into the Merger Agreement, Tender Loving Care entered into a Stock Option Agreement dated as of October 18, 2001 (the "Stock Option Agreement") with e-MedSoft and Purchaser. Pursuant to the Stock Option Agreement, Tender Loving Care granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Stock Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, e-MedSoft and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance to the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. The exercise of the Top-Up Stock Option is subject to the terms and conditions set forth in the Stock Option Agreement, including, among other things, that the Top-Up Stock Option will not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance and that at least 75% but not more than 90% of the Shares have been tendered in the Offer.

    If we exercise the Top-Up Stock Option (resulting in our owning 90% or more of the Shares then outstanding), we will be able to effect a short-form Merger under Delaware Law, subject to the terms and conditions of the Merger Agreement. See "The Offer--Section 10--Background of the Offer and Merger; The Merger Agreement and Related Agreements."

    According to Tender Loving Care, as of October 18, 2001, there were 11,819,653 Shares issued and outstanding, as well as 2,649,250 Shares reserved for issuance pursuant to outstanding employee stock options and warrants to purchase 333,333 shares of common stock at an exercise price per share below $1.00 per Share, no Shares were held in the treasury of Tender Loving Care and no Shares are held by any subsidiary of Tender Loving Care. Assuming all these options are exercised and outstanding, the Minimum Condition would be satisfied and Purchaser could cause the Merger to become effective in accordance with the DGCL without the approval of any other stockholder of Tender Loving Care, if Purchaser acquires 7,401,119 Shares.

    Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will notify the Depositary and will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below).

    No appraisal rights are available in connection with the Offer; however, stockholders of Tender Loving Care may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of Tender Loving Care's stockholders. See "Section 11. Purpose of the Offer; Plans for Tender Loving Care After the Offer and the Merger."

    This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully in their entirety before any decision is made with respect to the Offer.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday,
November 27, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

    The Offer is subject to the conditions described under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior consent of Tender Loving Care, decrease the Per Share Amount, change the form of consideration payable in the Offer, waive the Minimum Condition, reduce the number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer," or amend any term of the Offer in any other manner materially adverse to the holders of Shares.

    The Merger Agreement provides that Purchaser may, without the consent of Tender Loving Care, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment shall not be satisfied or waived,
(ii) extend the Offer for any period required by any rule or regulation of the SEC, or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions (including the Minimum Condition) to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than 90% of the then outstanding Shares. Under the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and subject to the applicable rules of the SEC), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer" of the Offer to Purchase, and thereby delay acceptance for payment of, and payment for, any Shares. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    e-MedSoft and Purchaser shall consummate the Offer and pay for all Shares validly tendered and not properly withdrawn as promptly as practicable following satisfaction of the Minimum Condition. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

    Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date
(i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to provide for a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to provide for a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones New Services or the Public Relations Newswire no later than 9:00 a.m. New York City Time on the next business day after the previously scheduled Expiration Date.

    Tender Loving Care has provided Purchaser with Tender Loving Care's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on Tender Loving Care's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listings.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Shares validly tendered and not properly and promptly withdrawn following the acceptance of Shares for payment pursuant to the Offer. Subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser reserves the right to delay acceptance of or payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals."

    In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

    If Purchaser does not purchase any Shares pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SECURITIES. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

         (i) such tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three OTC Bulletin Board trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or mail or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases (including any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering stockholder irrevocably appoints each designee of Purchaser as such stockholder's agent, attorney-in-fact and proxy, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect thereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities), including, without limitation, voting at any meeting of Tender Loving Care's stockholders then scheduled.

    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, also may be withdrawn at any time after December 28, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's shares. If Purchaser decides to include a Subsequent Offering Period, during such Subsequent Offering Period, stockholders may not withdraw Shares previously tendered in the Offer and stockholders may not withdraw Shares tendered during the Subsequent Offering Period. See "Section 1. Terms of the Offer; Expiration Date."

    For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the Shares being withdrawn.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, e-MedSoft or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    GENERAL. The following discussion is a summary of the material United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders as described herein.

    Holders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities; are subject to the alternative minimum tax provisions of the Internal Revenue Code; are foreign persons; do not hold their Shares as capital assets; acquired their Shares in connection with stock option or stock purchase plans or in other compensatory transactions; or acquired their Shares as part of an integrated investment such as a hedge, straddle or other risk reduction transaction.

    In addition, the following discussion does not address the tax consequences of the Offer and the Merger under foreign, state or local tax laws. Accordingly, holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

    GAIN OR LOSS RECOGNIZED ON SALE OR EXCHANGE. The receipt of cash in exchange for the Shares pursuant to the Offer and the receipt of cash in exchange for the Shares pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will both be taxable transactions for federal income tax purposes. A holder of Shares generally will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20%, provided that the Shares were held for more than one year. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments in connection with the Offer or the Merger may be subject to backup withholding at a rate of 31%. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"),
(ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and principally traded on OTC Bulletin Board under the symbol "TLCS.OB" Tender Loving Care was created as a result of a spin-off transaction from Staff Builders, Inc., on October 20, 1999. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on OTC Bulletin Board as reported by Yahoo!Finance. No dividends have been declared or paid on the Shares during the quarters indicated.

                                                                HIGH       LOW
                                                              --------   --------
1999:
  First Quarter.............................................    N/A        N/A
  Second Quarter............................................    N/A        N/A
  Third Quarter.............................................    N/A        N/A
  Fourth Quarter (since October 20, 1999)...................    $.40       $.03

2000:
  First Quarter.............................................    $.46       $.15
  Second Quarter............................................    $.22       $.09
  Third Quarter.............................................    $.33       $.09
  Fourth Quarter............................................    $.31       $.15

2001:
  First Quarter.............................................    $.22       $.08
  Second Quarter............................................    $.70       $.09
  Third Quarter.............................................    $.90       $.29
  Fourth Quarter (up to October 26, 2001)...................    $.93       $.62

    On August 27, 2001, the last full trading day prior to the announcement of the execution of the initial Merger Agreement the closing price per Share as reported by the OTC Bulletin Board was $0.45. On October 18, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on OTC Bulletin Board was $0.86.

    On October 26, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on OTC Bulletin Board was $.89. As of October 18, 2001, the approximate number of holders of record of Shares was 656.

    Stockholders are urged to obtain a current market quotation for the Shares.

7.  CERTAIN INFORMATION CONCERNING TENDER LOVING CARE.

    Except as otherwise described in this Offer to Purchase, all of the information concerning Tender Loving Care contained in this Offer to Purchase, including financial information, has been furnished by Tender Loving Care or has been taken from or based upon publicly available information. Neither e-MedSoft nor Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by Tender Loving Care to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to e-MedSoft or Purchaser.

    GENERAL. Tender Loving Care is a Delaware corporation with its principal executive offices located at 1983 Marcus Avenue, Lake Success, New York 11042. Tender Loving Care's telephone number at that address is (516) 358-1000. Tender Loving Care is a provider of home health care services. It provides a range of licensed professional and paraprofessional health care personnel services, which include services rendered by registered nurses, licensed practical nurses, home health aides, nurses' aides and personal care aides.

    FINANCIAL INFORMATION. The following selected consolidated financial information relating to Tender Loving Care has been taken or derived from the audited consolidated financial statements for the fiscal years ended
February 28, 2001, 2000 and 1999 contained in Tender Loving Care's Annual Report on Form 10-K for the fiscal year ended February 28, 2001 (the "2001 Form 10-K") and the unaudited financial statements for the three months ended June 30, 2001 contained in Tender Loving Care's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (the "June 30, 2001 Form 10-Q") and is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein. The 2001 Form 10-K, the June 30, 2001
Form 10-Q, and other documents may be examined and copies may be obtained from the offices of the SEC as described below.

    The financial information for the three-month period ended June 30, 2001 has not been audited and, in the opinion of the management of Tender Loving Care, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the six-month period are not necessarily indicative of results for the full year.

                 TENDER LOVING CARE HEALTH CARE SERVICES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS ENDED
                                                 YEARS ENDED FEBRUARY 28,           JUNE 30,
                                              ------------------------------   -------------------
                                                2001       2000       1999       2001       2000
                                              --------   --------   --------   --------   --------
Revenues....................................  $240,089   $255,689   $312,531   $65,744    $56,660
                                              --------   --------   --------   -------    -------
Operating expenses:
  Service costs.............................   135,081    157,273    200,009    33,669     35,138
  General and administra- tive expenses.....    98,596    101,949    128,817    28,743     22,016
  Medicare and Medicaid audit adjustments
    and restructuring costs.................        --         --     49,334        --         --
                                              --------   --------   --------   -------    -------
Total operating expenses excluding
  depreciation and amortization.............  $233,677    259,222    373,160   $62,412    $57,184
                                              --------   --------   --------   -------    -------
Income (loss) before interest, depreciation,
  amortization and income taxes.............     6,421     (3,533)   (60,629)    3,332       (524)
Depreciation and amortization...............     4,615      4,612      4,360     1,095      1,122
                                              --------   --------   --------   -------    -------
Operating income (loss).....................     1,797     (8,145)   (64,989)   (2,237)    (1,646)
Total interest and other (income) expense...    13,750      8,231        586     5,106      4,118
                                              --------   --------   --------   -------    -------

                                                                                   THREE MONTHS
                                                  YEARS ENDED FEBRUARY 28,        ENDED JUNE 30,
                                               ------------------------------   -------------------
                                               2001 (A)     2000       1999       2001       2000
                                               --------   --------   --------   --------   --------
Income (loss) from continuing operations
  before income taxes........................   (11,953)   (16,376)   (65,575)   (1,774)    (4,642)
Provision (benefit) for income taxes.........       100        100      6,111        25         25
                                               --------   --------   --------   -------    -------
Net income (loss) from continuing
  operations.................................   (12,053)   (16,476)   (71,686)   (1,799)    (4,667)
                                               --------   --------   --------   -------    -------
Income (loss) from discontinued operations
  (net of income taxes)......................        --      1,430     (1,400)
                                               --------   --------   --------   -------    -------
Net income (loss)............................  $(12,053)  $(15,046)  $(73,086)  $(1,799)   $(4,667)
                                               ========   ========   ========   =======    =======
Income (loss) per common share -- basic:
  Income (loss) from continuing operations...  $  (1.02)  $  (1.39)  $  (6.19)  $ (0.15)   $ (0.40)
  Income (loss) from discontinued
    operations...............................        --       0.12      (0.12)       --         --
                                               --------   --------   --------   -------    -------
Net income (loss)............................  $  (1.02)  $  (1.27)  $  (6.31)  $ (0.15)   $ (0.40)
                                               ========   ========   ========   =======    =======
Income (loss) per common share -- diluted:
  Income (loss) from continuing operations...  $  (1.02)  $  (1.39)  $  (6.19)  $ (0.15)   $ (0.40)
  Income (loss) from discontinued
    operations...............................        --       0.12      (0.12)       --         --
                                               --------   --------   --------   -------    -------
Net income (loss)............................  $  (1.02)  $  (1.27)  $  (6.31)  $ (0.15)   $ (0.40)
                                               ========   ========   ========   =======    =======

------------------------

(a) During the fourth quarter of fiscal 2001, the Board of Directors of Tender Loving Care voted unanimously to change its fiscal year end from February 28 to March 31.

CONSOLIDATED BALANCE SHEET DATA:

                                                                 FEBRUARY 28,
                                                        ------------------------------   JUNE 30,
                                                          2001       2000       1999       2001
                                                        --------   --------   --------   --------
Total assets..........................................  $103,024   $93,511    $96,116    $106,611
Working capital (deficiency)..........................   (47,144)  (33,854)   (30,172)    (53,294)
Current portion of long-term debt.....................    72,924    44,249     10,475      80,088
Long-term debt and other liabilities..................    58,624    62,072     52,477      53,787
Total liabilities.....................................   185,008   163,502    135,475     191,077
Stockholders' equity (deficit)........................   (81,984)  (69,991)   (39,359)    (84,466)

    AVAILABLE INFORMATION. Tender Loving Care is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Tender Loving Care's directors and officers, their remuneration, stock options granted to them, the principal holders of Tender Loving Care's securities and any material interest of such persons in transactions with Tender Loving Care is required to be disclosed in proxy statements distributed to Tender Loving Care's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials also may be obtained by mail, upon payment of the SEC's customary fees, by writing to the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at HTTP://WWW.SEC.GOV that contains reports and other information regarding issuers that file electronically with the SEC.

8.  CERTAIN INFORMATION CONCERNING E-MEDSOFT AND PURCHASER.

    GENERAL. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 200 Brickstone Square, Suite 403, Andover, Massachusetts 01810 and its telephone number is (978) 323-2500. Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    e-MedSoft is a Nevada corporation, with its principal offices located at 200 Brickstone Square, Suite 403, Andover, Massachusetts 01810 and its telephone number is (978) 323-2500. e-MedSoft, doing business as Med Diversified, operates a series of companies in various sub-industries within health care including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see HTTP://WWW.E-MEDSOFT.COM. The website is not part of this Offer.

    The name, business address, current principal occupation or employment, five-year employment history and citizenship of each executive officer and director of the e-MedSoft and Purchaser are set forth in Schedule I hereto.

    Except as set forth in this Offer to Purchase, neither e-MedSoft, Purchaser nor, to the best knowledge of e-MedSoft and Purchaser, any person listed on
Schedule I hereto or any majority owned
subsidiary or associate of e-MedSoft, Purchaser or of any person so listed, owns beneficially or has a right to acquire any Shares, and, except as set forth in this Offer to Purchase, neither e-MedSoft or Purchaser or, to the best knowledge of e-MedSoft and Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transactions in the Shares during the past 60 days.

    Except as described in this Offer to Purchase, neither e-MedSoft, Purchaser nor, to the best knowledge of e-MedSoft and Purchaser, any person listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Tender Loving Care, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Tender Loving Care, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as disclosed herein, there have been no contacts, negotiations or transactions since October 26, 2001, between e-MedSoft or Purchaser or, to the best knowledge of e-MedSoft and Purchaser, any person listed on Schedule I hereto, on the one hand, and Tender Loving Care or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth herein, neither e-MedSoft, Purchaser nor, to the best knowledge of e-MedSoft and Purchaser, the persons listed on Schedule I hereto, has had any business relationships or has entered into any transactions with Tender Loving Care or any of its executive officers, directors or affiliates that would be required to be disclosed herein pursuant to the rules and regulations of the SEC.

    e-MedSoft is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, documents and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning e-MedSoft and its directors and officers, their remuneration, options granted to them, the principal holders of e-MedSoft' securities and any material interest of such persons in transactions with e-MedSoft is required to be disclosed in proxy statements and other information filed by e-MedSoft should be available for inspection and copying at the SEC in the same manner as set forth with respect to information concerning Tender Loving Care in Section 7 above under "Available Information." Such material also should be available at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York.

9.  FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $26.2 million. e-MedSoft and its affiliates will finance the Offer and the Merger with internally available funds.

10. BACKGROUND OF THE OFFER AND MERGER; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

                       BACKGROUND OF THE OFFER AND MERGER

    Since Tender Loving Care was spun off from Staff Builders, Inc. ("Staff Builders") in October 1999, senior management, on an ongoing basis, and the Board have evaluated Tender Loving Care's financial performance against its strategic alternatives, including potential business combinations. The Board and Tender Loving Care's senior management regularly evaluate the impact of certain developments in Tender Loving Care's industry, including changes in Medicare reimbursement regulations, policies and methodologies, new government regulation and enforcement policies, cost containment efforts by third party payors, potential changes in the competitive landscape, as well as the impact of current market and economic conditions, on Tender Loving Care's short-term and long-term strategies. Based on this evaluation, the Board and Tender Loving Care's senior management determined that an acquisition of Tender Loving Care would be one of the possible courses of action that could enhance stockholder value.

    In July 2000, Stephen Savitsky, the Chairman of the Board and Chief Executive Officer of Tender Loving Care, met with Frank Magliochetti, the Chairman, Chief Executive Officer and President of a soon to be formed Chartwell Diversified Services, Inc. ("Chartwell"), to discuss possible synergies between their respective businesses. Between July 2000 and June 2001, Mr. Savitsky and Mr. Magliochetti spoke by telephone from time to time, focusing more specifically on the possible benefits of a business combination. However, no formal or specific discussions of a possible business combination took place during that period.

    On July 3, 2001, Mr. Savitsky and Mr. Magliochetti spoke by telephone to discuss the concept of a business combination of Tender Loving Care and e-MedSoft following e-MedSoft's acquisition of Chartwell. Mr. Savitsky and Mr. Magliochetti believed that a business combination of e-MedSoft and Tender Loving Care, who operated in similar lines of business but without directly competing with each other, provided synergistic opportunities. These synergistic opportunities include, but are not limited to, the combination of back office functions and the use of contractual relationships with hospitals and health care facilities throughout the country thereby promoting one stop shopping for health care services in alternative settings. Also, the geographic coverage of a combined business and the opportunities for joint marketing efforts were important factors in their discussions.

    On August 6, 2001, e-MedSoft announced it had completed its acquisition of Chartwell. Mr. Magliochetti then became the Co-Chief Executive Officer of e-MedSoft.

    On August 17 and 24, 2001, Mr. Savitsky and Mr. Magliochetti met in New York City to discuss further a possible transaction between e-MedSoft and Tender Loving Care. At the latter meeting, Mr. Magliochetti suggested e-MedSoft would consider offering to holders of Company Common Stock shares of e-MedSoft common stock with a value of approximately $.75 per share, which represented a premium of approximately 75% over the then current trading price per share of Tender Loving Care. Mr. Savitsky indicated that the suggested price would likely be unacceptable to Tender Loving Care's Board.

    On August 27, 2001, Mr. Savitsky and Mr. Magliochetti met in New York City with Mitchell Stein, a major stockholder of e-MedSoft. The parties discussed the conditions to any transaction between e-MedSoft and Tender Loving Care. e-MedSoft indicated that any transaction would be subject to the senior management team of Tender Loving Care agreeing to continue their employment by Tender Loving Care following any such transaction for a substantial period of time. e-MedSoft then submitted a non-binding proposal to acquire Tender Loving Care at a price per share of $1.00 payable in shares of e-MedSoft's common stock. This initial proposal was subject to various conditions, including satisfactory completion of due diligence, the unanimous recommendation by the Boards of Directors of Tender Loving Care and e-MedSoft, respectively, and the execution of a mutually acceptable definitive agreement. In addition, e-MedSoft indicated to Tender Loving Care that it would proceed with the acquisition of Tender Loving Care only if Tender Loving Care's directors and certain of its executive officers executed an agreement pursuant to which, among other things, such persons would agree to tender their Shares in the Offer and, in their capacities as stockholders, vote in favor of the Merger.

    On August 27, 2001, the Board met to discuss the initial proposal submitted by e-MedSoft. At the meeting, Stephen Savitsky reviewed for the Board his discussions with Mr. Magliochetti and the terms of the initial proposal. After much discussion, the Board authorized Stephen Savitsky to enter into, on behalf of Tender Loving Care, an agreement with e-MedSoft setting forth the terms of the initial proposal. The Board required that the agreement must provide that consummation of the proposed transaction with e-MedSoft would be subject to approval by the Board and, to the extent necessary, approval by the stockholders of Tender Loving Care. Tender Loving Care and e-MedSoft subsequently entered into a Merger Agreement dated August 27, 2001 (the "August 27 Merger Agreement"), setting forth the terms of the initial proposal by e-MedSoft.

    On August 28, 2001, Mr. Savitsky, on behalf of Tender Loving Care, and Mr. Magliochetti, on behalf of e-MedSoft, entered into a confirmation setting forth the key terms of the employment and compensation arrangements among e-MedSoft, Tender Loving Care and Tender Loving Care's senior executives and management team.

    On August 28, 2001, E-Med issued a press release announcing the terms of the August 27 Merger Agreement.

    On or about September 5, 2001, Tender Loving Care retained Bingham Dana LLP ("Bingham") to act as Tender Loving Care's legal representative in connection with the proposed transaction with e-MedSoft. e-MedSoft's legal representative, Manatt Phelps and Phillips ("Manatt") delivered a draft merger agreement to Bingham on September 7, 2001 that contemplated a stock-for-stock merger between e-MedSoft and Tender Loving Care.

    Between September 7 and 9, 2001, Mr. Savitsky and Mr. Magliochetti discussed revising the terms of the proposed transaction to provide that Tender Loving Care's stockholders would receive $1.00 in cash for each Share instead of shares of e-MedSoft common stock with a value of $1.00 per share. Mr. Savitsky and Mr. Magliochetti also discussed changing the transaction to a cash tender offer by e-MedSoft for all of Tender Loving Care's Shares. On September 9, 2001,
Mr. Savitsky and Mr. Magliochetti agreed to the foregoing structural changes in the proposed transaction, subject to approval by the Boards of Directors of Tender Loving Care and e-MedSoft.

    On September 14, 2001, the Board held a telephonic meeting, beginning at 3:30 p.m. (EST). Also present via telephone conference was Floyd I. Wittlin of Bingham, Tender Loving Care's legal representative. During this meeting, the directors discussed at length the fairness of the price and the other terms of the August 27 Merger Agreement, including the proposed New Employment Agreements with Stephen Savitsky, Dale R. Clift and David Savitsky, the bonus payments payable to such employees with funds provided by the e-MedSoft, the Warrants to be issued by e-MedSoft to such employees, and the conditions to closing of the transaction. The Board also discussed the likelihood that stockholders would receive the price for their shares earlier if, following the execution of a definitive merger agreement, e-MedSoft commenced a cash tender offer, rather than soliciting proxies in connection with a meeting of Company stockholders to approve the Merger.

    During this meeting, Mr. Wittlin reviewed with the Board their fiduciary duties in connection with a sale of Tender Loving Care and the role of independent directors in such a transaction. After discussion, the Board resolved to create a Special Committee of the Board (the "Special Committee") consisting of Jonathan J. Halpert and Bernard Firestone, and delegated to the Special Committee the power and authority to review the proposed transaction with e-MedSoft in order to determine whether such terms were fair to and in the best interests of Tender Loving Care and its stockholders. Upon being duly appointed, the Special Committee advised the remaining members of the Board that the

Special Committee would retain an investment banking firm for purposes of delivering a fairness opinion in connection with the proposed transaction. Also during this meeting, Mr. Wittlin discussed with the Board that a cash tender offer would likely result in Company stockholders receiving consideration earlier than they would if Tender Loving Care were to solicit proxies from stockholders in connection with a meeting of stockholders to approve the Merger. He also reviewed with them the approvals and consents necessary in connection with the proposed transaction, and the timing of the proposed transaction.

    On September 14, 2001, Manatt circulated a revised draft merger agreement based on a cash tender offer for all of the shares for $1.00 per Share.

    Between September 14 and 18, 2001, the Special Committee considered prospective investment banking firms for the purposes of delivering a fairness opinion. The Special Committee ultimately selected Cain Brothers & Company, LLC ("Cain Brothers") to provide such a fairness opinion. Tender Loving Care's legal representatives then began to review the proposed engagement letter between Tender Loving Care and Cain Brothers. Tender Loving Care also provided Cain Brothers with documents and materials requested by Cain Brothers for its due diligence review. Tender Loving Care selected Cain Brothers based upon their extensive experience in advising on transactions in the health care industry, as well as the experience the members of the Special Committee had with Cain Brothers when Cain Brothers advised the independent committee of directors of Staff Builders, on which the members of the Special Committee served, in connection with the spin off of Tender Loving Care by Staff Builders.

    On September 19, 2001, e-MedSoft provided Tender Loving Care a due diligence document request. Throughout the next few weeks, the parties and their representatives conducted numerous conference calls regarding due diligence matters as well as the terms of the various related documents.

    On September 24, 2001, Tender Loving Care's and e-MedSoft's respective legal representatives negotiated by telephone the terms of the draft merger agreement. Gordon Bava of Manatt stated that e-MedSoft would request Tender Loving Care to pay a termination fee of $3,000,000 in the event Tender Loving Care accepted a superior proposal from a third party and did not consummate the transaction with e-MedSoft.

    On September 25, 2001, Tender Loving Care and e-MedSoft entered into the Confidentiality Agreement.

    Between September 25 and October 4, 2001, Tender Loving Care's and e-MedSoft's respective legal representatives continued to negotiate the terms and conditions of the Merger Agreement, the Shareholder Agreement, the Stock Option Agreement and the New Employment Agreements. Tender Loving Care's legal representatives also finalized the terms of the engagement letter between Tender Loving Care and Cain Brothers.

    On October 4, 2001, Bingham delivered to the Board the then current versions of the Merger Agreement, the Shareholder Agreement and the Stock Option Agreement. The Board also received the final form of the engagement letter with Cain Brothers.

    On October 5, 2001, beginning at 10:00 a.m., the Special Committee and the full Board met to discuss the status of the transaction. Also present at this meeting via telephone was Jonathan M. Peterson of Bingham. The Special Committee first resolved to approve the final terms of the engagement letter with Cain Brothers and authorized Stephen Savitsky to enter into, on behalf of Tender Loving Care, such engagement letter.

    Mr. Peterson then discussed the status of negotiations with e-MedSoft's legal representatives on the terms of the draft Merger Agreement. The Board discussed, among other things, the provisions in the draft Merger Agreement regarding alternative acquisition proposals, the fiduciary duties of the Board with respect to such other proposals, the rights of e-MedSoft under the draft Merger Agreement in the event any such other proposals are received by Tender Loving Care, and the rights and obligations of the Board under the draft Merger Agreement with respect to any such proposals. Mr. Peterson also reported on the continuing negotiations over the amount of the termination fee that would be payable by Tender Loving Care to e-MedSoft in certain events with respect to a superior alternative acquisition proposal for Tender Loving Care. The Board discussed such provisions at length and deemed them acceptable, but instructed Bingham to seek a lower termination fee than the amount requested by e-MedSoft.

    The Board also discussed the terms and conditions of the Shareholder Agreement and the Stock Option Agreement. Mr. Peterson reported that the terms of those documents were substantially agreed to by the parties, subject to approval by the respective Boards.

    Between October 5 and 8, 2001, Tender Loving Care's and e-MedSoft's legal representatives continued to negotiate the terms of the Merger Agreement. By October 9, 2001, such documents also had been substantially agreed to by the parties, subject to approval by the respective Boards.

    On October 10, 2001, Bingham delivered to the Board the substantially completed versions of the Merger Agreement, the Shareholder Agreement and the Stock Option Agreement.

    A meeting of the Board, including the members of the Special Committee, was then held on October 11, 2001 to consider a valuation analysis presented by Cain Brothers with respect to the proposed transaction and, if advisable, to formally approve the Merger Agreement, the Shareholder Agreement, the Stock Option Agreement and related transactions. Present in person for such meeting was Mr. Wittlin of Bingham and Jay Sterns and Jim Vaughan of Cain Brothers.

    Mr. Wittlin summarized the final resolution of the terms of the Merger Agreement, including the proposed resolution that Tender Loving Care would pay a termination fee in the amount of $1,250,000 in certain events in connection with any superior alternative acquisition proposal.

    The Board also discussed the proposed terms of the New Employment Agreements. The Board specifically addressed the issue of whether the offer by e-MedSoft for the Shares would be increased if the number of Warrants issued, and the amounts payable under the New Employment Agreements and the Additional Payments Agreement, to Stephen Savitsky, Dale R. Clift and David Savitsky were reduced. The Board concluded that e-MedSoft was not prepared to offer more than $1.00 per Share regardless of the terms of the New Employment Agreements, Warrant Agreements or Additional Payments Agreement. Moreover, Messrs. Savitsky and Clift did not express a willingness to reduce the terms of their individual arrangements. After this discussion, the proposed terms of the New Employment Agreements were also approved, subject to approval of the final form of those Agreements by the Special Committee.

    Mr. Sterns and Mr. Vaughan discussed Cain Brothers' estimate of the fair market enterprise value for Tender Loving Care, based on its analysis of
(i) publicly traded companies engaged in businesses considered by Cain Brothers to be comparable to that of Tender Loving Care, (ii) recent merger and acquisition transactions involving comparable companies, (iii) the present value of future cash flows available to Tender Loving Care's equity holders based on a financial forecast prepared by Tender Loving Care, and (iv) current and historical market prices and trading data of Tender Loving Care's common stock for specified periods. Based on its analysis, Mr. Sterns and Mr. Vaughan reported to the Board that, subject to assumptions and conditions to be set forth in its written opinion, Cain Brothers viewed the consideration to be received by the holders of Tender Loving Care's common stock in the Offer and the Merger to be fair to such holders, from a financial point of view.

    After much discussion, the Special Committee advised the Board that the Merger Agreement, the Shareholder Agreement, and the Stock Option Agreement, and the transactions contemplated thereby, were advisable and in the best interests of Tender Loving Care's stockholders. With the recommendation of the Special Committee, the Board then unanimously approved the terms and conditions of such documents and transactions. The Board also unanimously determined that it would recommend to Tender Loving Care's stockholders that they tender their Shares in the Offer.

    On October 12, 2001, Bingham delivered to e-MedSoft's legal representatives an initial set of the Disclosure Schedules to the Merger Agreement.

    Between October 12 and 16, 2001, e-MedSoft conducted additional due diligence of Tender Loving Care's business and operations, including on-site due diligence visits to Tender Loving Care's headquarters on October 14 and 15, 2001. A change to the Merger Agreement was proposed by e-MedSoft to give it a reasonable period after the signing of the definitive Merger Agreement for e-MedSoft to complete its due diligence review of Tender Loving Care. Also, between October 12 and 16, 2001, Mr. Magliochetti, Stephen Savitsky and e-MedSoft's legal representatives continued to negotiate the terms of the New Employment Agreements, Additional Payments Agreement and Warrant Agreements with Stephen Savitsky, Dale R. Clift and David Savitsky and their legal representatives. The revised versions of the Merger Agreement, New Employment Agreements, Additional Payments Agreement and form of Warrant Agreement were delivered to the Board on October 15, 2001.

    On October 14 and 15, 2001, counsel for e-MedSoft conducted on-site due diligence and interviewed Mr. Clift, the President of Tender Loving Care, and Willard T. Derr, the Chief Financial Officer of Tender Loving Care. Representatives of e-MedSoft continued off-site business, financial, technical and legal due diligence investigations of Tender Loving Care and its operations. In addition to the customary aspects of the due diligence process, e-MedSoft held discussions with members of Tender Loving Care's senior management. e-MedSoft's due diligence investigation continued after conclusion of the October 14 and 15, 2001, meetings with requests for additional information and for responses to specific questions being made primarily by representatives of e-MedSoft.

    On October 16, 2001, the Board, including the members of the Special Committee, met via telephone conference to discuss the status of the transaction. Also present via telephone conference was Mr. Peterson of Bingham. The Board discussed e-MedSoft's request to condition the transaction of e-MedSoft being satisfied with its legal, financial and business due diligence within seven days following the public announcement of the execution of the definitive Merger Agreement. The Special Committee and the Board approved such condition and reaffirmed their unanimous approval of the Merger Agreement, the Stockholder Agreement and the Stock Option Agreement.

    On October 17, 2001, e-MedSoft resolved with Stephen Savitsky, Dale R. Clift, and David Savitsky the final terms of the New Employment Agreements, the Warrant Agreements, the Additional Payments Agreement and the e-MedSoft Guarantee Letter. By written consent dated as October 18, 2001, the Special Committee authorized and approved the execution and delivery by Tender Loving Care of the New Employment Agreements and the Additional Payments Agreement.

    Cain Brothers delivered its fairness opinion, dated October 18, 2001.

    On October 18, 2001, e-MedSoft, Purchaser and Tender Loving Care entered into the Merger Agreement and the Stock Option Agreement. Tender Loving Care also entered into the New Employment Agreements and Additional Payments Agreement with Stephen Savitsky, Dale R. Clift and David Savitsky. In addition, e-MedSoft executed and delivered the Warrant Agreements and the e-MedSoft Guarantee Letter. Stephen Savitsky, Mr. Clift, David Savitsky, Dr. Halpert,
Dr. Firestone, Mr. Derr, Ms. Silver and Ms. Parshall entered into the Shareholder Agreement.

    On the morning of October 19, 2001, e-MedSoft and Tender Loving Care issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release issued by Tender Loving Care has been filed as an exhibit to the Tender Offer Statement on Schedule TO-C filed by e-MedSoft and Purchaser with the SEC in connection with the Offer and is incorporated herein by reference.

    On October 25, 2001, Tender Loving Care agreed to grant e-MedSoft and Purchaser an extension until 6:00 p.m. on October 26, 2001 to complete their due diligence investigation. In accordance with the Merger Agreement, due diligence continued by e-MedSoft through such period.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent and Purchaser with the SEC in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning Tender Loving Care."

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than 10 days after the date of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "Section 14. Certain Conditions of the Offer" hereof. Parent and Purchaser have agreed that without the prior written consent of Tender Loving Care the parties shall not (i) alter or change the amount or kind of consideration to be received on conversion of the common stock of Tender Loving Care, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those described in "Section 14. Certain Conditions of the Offer" hereof, (iv) amend any term of the Offer in a manner materially adverse to the holders of Tender Loving Care common stock or the likelihood of consummation of the Merger, (v) alter or change any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger, or
(vi) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would materially adversely affect the holders of Tender Loving Care common stock or Purchaser common stock.

    EMPLOYEE STOCK OPTIONS. Outstanding stock options under Tender Loving Care's 1999 Option Plan, as amended through the date of the Merger Agreement shall be treated as follows: Prior to the close of the Merger, Tender Loving Care shall terminate the stock option plan and provide written notice to each holder of then outstanding stock option or other right (each, an "Option") to purchase shares of common stock of Tender Loving Care pursuant to the plan (whether or not such Option is then vested or exercisable), that such Option shall be, as of the date of such notice, fully vested and exercisable in full and that such Option shall terminate at the close of the Merger and that, if such Option is not exercised or otherwise terminated before the close of the Merger, such holder shall be entitled to receive in cancellation of such Option a cash payment from Parent promptly after the close of the Merger, in an amount equal to the excess, if any, of $1.00 over the per share exercise price of such Option MULTIPLIED BY the number of shares of common stock of Tender Loving Care covered by such Option (the "Option Settlement Amount"), subject to tax withholding as required by applicable law. Furthermore, except as otherwise provided above, Tender Loving Care shall not grant or amend any Option after the date hereof. Prior to the close of the Merger, Tender Loving Care shall use its reasonable best efforts to (i) obtain any consents from holders of Options and
(ii) make any amendments to the terms of such Options or the stock option plan that are necessary or appropriate to give effect to the transactions contemplated by the Merger Agreement.

    WARRANTS. Outstanding warrants to purchase common stock of Tender Loving Care shall be treated as follows: prior to the close of the Merger, Tender Loving Care will take such actions as are required to adjust the terms of all outstanding warrants to provide that each warrant shall terminate at the close of the Merger and that, if such warrant is not exercised or otherwise terminated before the close of the Merger, the holder thereof shall be entitled to receive in cancellation of such warrant a cash payment from e-MedSoft in an amount equal to the excess, if any, of $1.00 over the per share exercise price of such warrant MULTIPLIED BY the number of shares of common stock of Tender Loving Care covered by such warrant, subject to tax withholding as required by applicable law.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, upon acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, e-MedSoft shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph), multiplied by the percentage that the aggregate number of Shares beneficially owned by e-MedSoft or any affiliate of Parent following such purchase bears to the total number of Shares then outstanding, and Tender Loving Care shall, at such time, take all action necessary to cause e-MedSoft's designees to be elected as directors of Tender Loving Care, including, without limitation, increasing the size of the Board and seeking and accepting the resignations of incumbent directors. The Merger Agreement also provides that, at such time, Tender Loving Care shall use its best efforts to cause persons designated by e-MedSoft to constitute the number of members of each committee of the Board (and the Board of directors of each Subsidiary of Tender Loving Care (and each committee thereof)) that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, until the Effective Time, e-MedSoft and Company have agreed to use their reasonable best efforts to ensure that at least two members of the Board as of the date of the Merger Agreement who are not employees of Tender Loving Care remain members of the Board until the Effective Time.

    The Merger Agreement provides that, following the election or appointment of e-MedSoft' designees in accordance with the provision described above and until the Effective Time, any amendment of the Merger Agreement, any termination of the Merger Agreement by Tender Loving Care, any extension by Tender Loving Care of the time for the performance of any of obligation or action under the Merger Agreement of e-MedSoft or Purchaser, or waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Tender Loving Care, will require the approval of at least two (2) members of the Board of Tender Loving Care then in office who were neither designated by e-MedSoft and who are not employees of Tender Loving Care.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, Purchaser shall be merged with and into Tender Loving Care. As a result of the Merger, the separate corporate existence of Purchaser will cease and Tender Loving Care will continue as the Surviving Corporation. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Tender Loving Care or Shares owned by Purchaser, e-MedSoft or any direct or indirect wholly owned subsidiary of e-MedSoft or of Tender Loving Care, and any Shares which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who have properly and perfected appraisal rights under the DGCL) shall be canceled and converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration").

    Pursuant to the Merger Agreement, each Share held in treasury of Tender Loving Care and each Share owned by Purchaser, e-MedSoft or any direct or indirect wholly owned subsidiary of e-MedSoft or of Tender Loving Care immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto, and each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that the officers of Tender Loving Care immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. As a majority stockholder of Tender Loving Care after completion of the Offer and the Merger, Parent will determine the composition of the board of directors of Tender Loving Care in accordance with the Merger Agreement. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation and By-laws of Tender Loving Care, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, Tender Loving Care, acting through the Board, shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (collectively, the "Transactions"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    PROXY STATEMENT. The Merger Agreement provides that Tender Loving Care shall, if approval of Tender Loving Care's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the SEC under the Exchange Act, and use its best efforts to have cleared by the SEC promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of Tender Loving Care at the earliest practicable time. Tender Loving Care has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or e-MedSoft (other than as provided in the Merger Agreement), the unanimous recommendation of the Board that the stockholders of Tender Loving Care approve and adopt the Merger Agreement and the Transactions and to use its reasonable best efforts to obtain such approval and adoption. e-MedSoft and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries, if any, to be voted in favor of approval and adoption of the Merger Agreement and the Transactions. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, e-MedSoft, Purchaser and Tender Loving Care will take all necessary and appropriate action to cause the Merger to become effective, in accordance with the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of Tender Loving Care's stockholders.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, until the Effective Time, Tender Loving Care shall, and shall cause the subsidiaries and the officers, directors, employees, auditors, agents and other representatives of Tender Loving Care and the subsidiaries to, afford the officers, employees, representatives and agents of e-MedSoft and Purchaser reasonable access during normal business hours to all of their respective properties, books, contracts, commitments and records all other information concerning their business, properties and personnel as such other parties may reasonably request, including internal financial statements.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE. After the close of the Merger, e-MedSoft will cause Tender Loving Care, as the surviving corporation, to fulfill and honor in all respects the obligations of Tender Loving Care pursuant to the indemnification provisions of the DGCL and Tender Loving Care's Certificate of Incorporation and Bylaws or any indemnification agreement with Tender Loving Care officers and directors to which Tender Loving Care is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an "Indemnified Party") is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger Agreement or the transactions contemplated hereby occurring on or prior to the close of the Merger, Parent shall, or shall cause the surviving corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the DGCL upon receipt of any undertaking contemplated by Section 145(e) of the DGCL.

    For a period of six years after the close of the Merger, Parent shall use its commercially reasonable efforts to provide or to cause the surviving corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the close of the Merger covering each such person currently covered by Tender Loving Care's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of the Merger Agreement, PROVIDED that Parent is not be obligated to pay or to cause the surviving corporation to pay premiums in excess of 150% of the amount per annum paid by Tender Loving Care in its last full fiscal year, and if Parent or the surviving corporation is unable to obtain the insurance, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The parties to agree to use their reasonable best efforts to effectuate the transactions contemplated by the Merger Agreement and to fulfill and cause to be fulfilled the conditions to closing and the transactions contemplated under the Merger Agreement.

    The Merger Agreement provides that the parties will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by the Merger Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by the Merger Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person, required to be obtained or made in connection with the taking of any action contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by Tender Loving Care as to the absence of certain changes or events concerning Tender Loving Care's business, compliance with law, filings and financial statements, litigation, employee benefit plans, labor and employment matters, property and leases, intellectual property, environmental matters, taxes, material contracts, customers and suppliers, insurance and brokers.

    NONSOLICITATION. Under the Merger Agreement, Tender Loving Care has agreed that it shall not and shall cause its subsidiaries not to, and shall use its best efforts to cause the officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by Tender Loving Care) of Tender Loving Care and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or otherwise knowingly facilitate any Acquisition Proposal or any inquiries, proposals or offers from any Person (other than e-MedSoft or Purchaser) relating to any Acquisition Proposal,
(ii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Tender Loving Care or any subsidiary or (iii) furnish any information to or participate in any discussions or negotiations with any Person that has made or, to the knowledge of Tender Loving Care, intends to make an Acquisition Proposal except to the extent the foregoing could not reasonably be expected to be relevant to an Acquisition Proposal; provided, however, that nothing contained in this paragraph shall prohibit the Board from taking any action described in clause (iii) above with respect to any Person that has made an unsolicited (as such term relates to the period from and after the date hereof) bona fide written Superior Proposal if, and only to the extent that, (A) the acceptance for payment of any Shares pursuant to the Offer shall not have occurred, (B) the Board, after consultation with outside legal counsel, determines in good faith that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties under the DGCL or its duties or obligations under other applicable law, and
(C) prior to taking such action, Tender Loving Care receives from such Person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Within twenty-four (24) hours after determining to take any action described in clause (iii) of the preceding sentence, Tender Loving Care shall notify e-MedSoft of any such Superior Proposal (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), and shall thereafter inform e-MedSoft on a prompt basis of any material changes to the terms and conditions of such Superior Proposal and, upon the reasonable request of Parent, any material change to the status of any discussion with such third party. Tender Loving Care shall, and shall cause its subsidiaries and the officers, directors, employees and other agents and advisors of Tender Loving Care and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties with respect to any Acquisition Proposal. Nothing contained in the Merger Agreement prevents the Board from complying with Rules 14d-9 or 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided, however, that in connection therewith Tender Loving Care and the Board of Directors shall be subject to the provisions of the next paragraph.

    Notwithstanding anything in the Merger Agreement to the contrary, the Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to e-MedSoft or Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless the Board, after consultation with its outside legal counsel, determines in good faith that such action is required by its fiduciary duties under the DGCL or under other applicable law; provided, however, the Board may not approve or recommend an Acquisition Proposal (or in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) (including with respect to any statements pursuant to Rule 14e-2 under the Exchange Act) unless (i) the Acquisition Proposal is a Superior Proposal, (ii) Tender Loving Care has complied in all material respects with is nonsolicitation obligations in the Merger Agreement, (iii) it determines in good faith (after consultation with its outside legal counsel) that such action is required by its fiduciary duties under the DGCL or under other applicable law and (iv) Tender Loving Care has negotiated, and the Board has determined to enter into, a definitive agreement with respect to the Superior Proposal; and provided further, (x) the Board in the twenty-four (24) hours subsequent to the determination described in clause (iv) of the foregoing proviso notifies e-MedSoft of such determination and of all the material terms and conditions of such definitive agreement,
(y) the Board is prohibited for a period of three (3) calendar days after the date of receipt by e-MedSoft of such notification from executing the definitive agreement relating to such Superior Proposal and from approving or recommending such Superior Proposal (or, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) and during such three (3) day period Parent is permitted to make any such adjustment to the terms and conditions of the Merger Agreement as Parent deems advisable (the "Adjusted Agreement") and (z) the Board determines that the Acquisition Proposal reflected by the definitive agreement is a Superior Proposal relative to the Adjusted Agreement. In the event that the Board is permitted by the foregoing to approve or recommend an Acquisition Proposal, it may terminate the Merger Agreement. In the event that the Board, pursuant to clause (z) of the second preceding sentence, determines that the Acquisition Proposal reflected by the definitive agreement is not a Superior Proposal relative to the Adjusted Agreement, Tender Loving Care will execute an amendment to the Merger Agreement to conform the Merger Agreement to the Adjusted Agreement and will terminate all discussions with such other Person.

    The term "Acquisition Proposal" means any proposal or offer (other than from e-MedSoft or Purchaser) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets, or more than a majority of the outstanding equity securities, of Tender Loving Care. The term "Superior Proposal" means any Acquisition Proposal with respect to which the Board of Tender Loving Care
(a) determines in good faith that such proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such Acquisition

Proposal, and (b) believes in good faith, based on the advice of a nationally recognized investment bank or financial advisor, that such Acquisition Proposal, if consummated, would result in a transaction more favorable to the stockholders of Tender Loving Care from a financial point of view (taking into account all terms and conditions of the Acquisition Proposal and the likelihood of consummation) than the Offer and the Merger.

    CONDUCT OF BUSINESS BY TENDER LOVING CARE PENDING THE MERGER. Pursuant to the Merger Agreement, Tender Loving Care has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless e-MedSoft shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with the Merger Agreement, the businesses of Tender Loving Care and its subsidiaries (collectively the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in the ordinary course of business and in substantially the same manner as currently conducted; and Tender Loving Care shall use reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall not be materially impaired at the Effective Time.

    The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated therein, Tender Loving Care shall not, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, any of the following, without the prior written consent of e-MedSoft

    - amend or otherwise change its Certificate of Incorporation or By-laws

    - declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any share of its capital stock except from former employees, directors and consultants in accordance with existing agreements

    - take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights under its stock plans

    - enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business

    - issue, deliver or sell or authorize or proposed the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its outstanding capital, options or warrants

    - transfer or license to any person or entity any rights to its intellectual property other than in the ordinary course of business

    - enter into or amend any agreements granting exclusive marketing or other exclusive rights with respect to its products or technology

    - sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, except in the ordinary course of business

    - except for its accounts receivable financing agreement, incur any indebtedness in excess of $200,000 without e-MedSoft's approval

    - enter into any operating lease in excess of $100,000 without the approval of e-MedSoft

    - pay, discharge or satisfy any one claim, liability or obligation in excess of $100,000 other than in the ordinary course of business

    - make any capital expenditures except in the ordinary course of business in excess of $100,000

    - materially reduce the amount of any insurance coverage

    - terminate or waive any right of substantial value

    - adopt or amend any employee benefit or stock purchase or option plan, hire any new director or officer, pay any special bonus or special remuneration, other than in the ordinary course of business

    - grant any severance or termination pay to an officer, director or employee in an amount in excess of $5,000 an in the aggregate in excess of $100,000

    - commence any lawsuit, other than (i) for routine collection of bills,
      (ii) where the dollar amount exceeds $100,000 unless in it determines that failure to commence would result in material impairment of a valuable aspect of the business; or (iii) for a breach of the Merger Agreement

    - acquire or agree to acquire, or purchase a substantial portion of the assets of, any business

    - make a material change in the way it accounts for its federal and local tax liabilities, other than in the ordinary course of business

    - revalue any of its assets or make any change in its accounting policies, other than in the ordinary course of business or as required by generally accepted accounting principles

    - take or agree in writing or otherwise to take, any actions described above, or any action which would make its representations and warranties in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants under the Merger Agreement

    CONDITIONS TO THE MERGER. The obligations of each party to consummate the Merger and the transactions contemplated in connection with the Merger are subject to the satisfaction of certain conditions, including: (a) the Merger Agreement and the Merger must be approved by the requisite vote of the shareholders of Tender Loving Care, to the extent required under the DGCL;
(b) there shall be no government or administrative order, injunction or similar action prohibiting the Merger; (c) all government approvals must be obtained; and (d) e-MedSoft must have purchased a number of shares that satisfies the Minimum Condition. In addition, the Merger Agreement provides that there can be no material adverse effects on the other party and the various representations, warranties and covenants of the parties in the Merger Agreement must remain true and correct. Furthermore, the Merger Agreement requires that Tender Loving Care recommends the Offer and certain officers and directors of Tender Loving Care comply with the requirements of shareholder agreements.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions, may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of Tender Loving Care:

        (a) by mutual written consent of each of e-MedSoft, Purchaser and Tender Loving Care duly authorized by the Boards of Directors of e-MedSoft, Purchaser and Tender Loving Care; or

        (b) by either e-MedSoft or Tender Loving Care if (i) the Effective Time shall not have occurred on or before July 20, 2002; provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any covenant, agreement, conditions or other obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such dates, or
    (ii) any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree or ruling or taken any other action which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

        (c) by e-MedSoft if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "Section 14. Certain Conditions of the Offer" hereto, Purchaser shall have (A) failed to commence the Offer within 10 days following the initial public announcement of the signing of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, or (D) failed to close the Merger unless the existence of any such condition set forth in "Section 14. Certain Conditions of the Offer" hereto shall have been caused by or resulted from the failure of e-MedSoft or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the breach by e-MedSoft or Purchaser, in any material respect, of any of their representations or warranties contained in the Merger Agreement or
    (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

        (d) by Tender Loving Care, upon approval of the Board, if Purchaser and e-MedSoft (i) fails to commence the Offer within 10 days following the initial public announcement of the signing of the Merger Agreement,
    (ii) terminates the Offer without having accepted any Shares for payment thereunder or (iii) fails to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (i), (ii) or (iii) above is caused by or is a result of the failure of Tender Loving Care to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the breach in any material respect by Tender Loving Care of any of its representations or warranties contained in the Merger Agreement;

        (e) by Parent prior to the purchase of Shares pursuant to the Offer in the event Tender Loving Care breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraphs (e) or (f) of "Section 14. Certain Conditions of the Offer" and (ii) in the case of a breach of a material agreement or covenant, cannot be or is not cured within ten (10) days after giving written notice to Tender Loving Care, or, in the case of a breach of a representation or warranty, cannot be or is not cured within twenty (20) days after giving written notice to Tender Loving Care;

        (f) by Tender Loving Care, if (i) any of the representations or warranties of e-MedSoft or Purchaser set forth in the Merger Agreement (without regard to materiality qualifiers contained therein) are not true and correct in any respect, except to the extent the effect of such breach, either individually or in the aggregate with all other such breaches, does not have a material adverse effect on e-MedSoft, or (ii) e-MedSoft or Purchaser fails to perform in any material respect any material obligation or comply in any material respect with any material agreement or covenant of e-MedSoft or Purchaser to be performed or complied with by it under the Merger Agreement and, in the case of (i), such untruth or incorrectness cannot be or is not cured within twenty (20) days after giving written notice to e-MedSoft or Purchaser, and, in the case of (ii), such failure cannot be or is not cured within ten (10) days after the giving of written notice to e-MedSoft or Purchaser; or

        (g) by the Board of Directors of Tender Loving Care pursuant to the termination rights described above under "Nonsolicitation."

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability on the part of any party thereto, except to the extent that such termination results from the willful and/or material breach by a party of any of its representations, warranties or covenants set forth in the Merger Agreement; provided, that in the event the termination of the Merger Agreement results from a material (but not willful) breach by any party of any of its representations, warranties or covenants in the Merger Agreement and such breach is the result of an event or state of facts arising after the date of the Merger Agreement, the liability of the breaching party shall be limited to the non-breaching party's actual out-of-pocket expenses incurred in connection with the Transactions; and, provided, further, that the confidentiality, termination fee and effect of termination provisions shall survive any termination of the Merger Agreement.

    FEES. The Merger Agreement provides that in the event that the Merger Agreement is terminated pursuant to

         (i) (A) paragraph (c)(i) above in "Termination" (as a result of the failure of the Minimum Condition) or paragraph (e) above in "Termination" (provided neither e-MedSoft nor Purchaser is in breach in any material respect of any of its representations, warranties and covenants set forth in the Merger Agreement to the extent (and only to the extent) such breach causes the basis for termination of the Merger Agreement pursuant to paragraph (e) above in "Termination,") (B) prior to such termination any Person shall have commenced, publicly proposed or communicated to Tender Loving Care an Acquisition Proposal that is publicly disclosed and which shall be continuing and not withdrawn prior to the date of such termination, and (C) within one hundred eighty (180) days after such termination, Tender Loving Care consummates either (1) a merger, consolidation, or other business combination between Tender Loving Care and any other Person (other than Parent of an Affiliate thereof) or (2) the sale of more than fifteen percent (15%) (in voting power) of the voting securities of Tender Loving Care to the Person making such Acquisition Proposal or the sale of fifteen percent (15%) or more (in fair market value) of the assets of Tender Loving Care;

         (ii) paragraph (c)(ii) above in "Termination;" or

        (iii) paragraph (g) above in "Termination;"

Tender Loving Care will pay e-MedSoft promptly (but in no event later than one Business Day after the first of such events shall have occurred) a fee in an amount equal to $1,250,000 (the "Termination Fee") plus e-MedSoft's actual out-of-pocket expenses incurred in connection with the Transactions, payable in immediately available funds.

    Except as set forth under this Section "Fees," all costs and expenses incurred in connection with the Merger Agreement and the Transactions (including reasonable attorney's fees and expenses), shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. In the event that Tender Loving Care shall fail to pay all or any portion of the Termination Fee it shall also pay interest on such unpaid amount, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus two percent.

                               RELATED AGREEMENTS

    SHAREHOLDER AGREEMENT. Concurrently with the execution of the Merger Agreement, e-MedSoft, the Purchaser and certain directors and executive officers of Tender Loving Care entered into a Shareholder Agreement dated October 18, 2001 pursuant to which such directors and certain executive officers of Tender Loving Care agreed to tender their Shares in the Offer and to ultimately vote their Shares in favor of the Merger. Such directors and executive officers also granted an irrevocable proxy to e-MedSoft and Purchaser to vote their Shares in connection with the Merger and other matters. The Shareholder Agreement is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO.

    STOCK OPTION AGREEMENT. Concurrently with the execution of the Merger Agreement, and as a condition and inducement to e-MedSoft's and Purchaser's entering into the Merger and inducement to e-MedSoft's and Purchaser's entering into the Merger Agreement, Tender Loving Care entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Tender Loving Care granted to Purchaser an irrevocable "Top-Up Stock Option" to purchase that number of Shares (the "Top-Up Stock Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, e-MedSoft and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance to the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. The exercise of the Top-Up Stock Option is subject to the terms and conditions set forth in the Stock Option Agreement, including, among other things, that the Top-Up Stock Option will not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance and that at least 75% but not more than 90% of the Shares have been tendered in the Offer.

    EXECUTIVE EMPLOYMENT ARRANGEMENTS. Tender Loving Care is party to employment agreements with each of the executive officers as described in Tender Loving Care's Form 10-K for the Year Ended February 28, 2001. Of these executive officers, Mr. Steven Savitsky (Chief Executive Officer), Dale R. Clift (President and Chief Operating Officer), and David Stavitsky (Chief Marketing Officer) and (Vice-Chairman of Governmental Affairs) (collectively, the "Executives") have entered into new employee agreements with Tender Loving Care (collectively, "New Employment Agreements"). Copies of these agreements are filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. These New Employment Agreements, which will become effective when a majority of the outstanding shares of common stock of Tender Loving Care have been tendered in the Offer and Purchaser is obligated to accept such tendered shares for payment. When the New Employment Agreements become effective, they will replace Tender Loving Care's existing employment agreements with the Executives.

    Each of the New Employment Agreements have a term of sixty (60) consecutive months beginning on the effective date of such agreement. The term is automatically renewed for the sixty (60) month period following each anniversary of the effective date of the New Employment Agreements, unless the Executive or Tender Loving Care files an election to terminate, in which event the agreement shall terminate sixty (60) months after such election.

    In consideration for each Executive's continued employment with Tender Loving Care, each Executive will be paid a base salary, a signing bonus and an additional payment.

    As to the signing bonus, if the executive shall voluntarily terminate employment with Tender Loving Care (other than for Good Reason as defined in the agreement) or if the Executive is terminated for Cause (as defined in the agreement) during the first twelve (12) months of the employment agreement, the Executive must pay Tender Loving Care an amount equal to the signing bonus (less applicable withholding taxes that are refundable or creditable to Tender Loving Care, if any) multiplied by a fraction, the numerator of which shall be twelve
(12) less the total number of full
months that have elapsed from the close of the Offer and the date of termination and the denominator of which shall be twelve (12). In the event of a Change of Control of Tender Loving Care or e-MedSoft, the signing bonus will not be vested. "Change of Control" shall be deemed to occur when a person, corporation, partnership, association or entity (x) acquires a majority of Tender Loving Care's or e-MedSoft's outstanding voting securities, or (y) acquires securities of Tender Loving Care or e-MedSoft bearing a majority of voting power with respect to election of directors of Tender Loving Care or e-MedSoft, or
(z) acquires all or substantially all of Tender Loving Care or e-MedSoft's assets.

    Furthermore, pursuant to an agreement dated October 18, 2001, Tender Loving Care has agreed to make additional payments to the Executives upon a majority of Tender Loving Care's outstanding shares of common stock being tendered in the Offer and accepted for payment by Purchaser.

    The base salary, signing bonus and additional payments are as follows:

                                                     BASE SALARY   SIGNING BONUS*   ADDITIONAL PAYMENT*
                                                     -----------   --------------   -------------------
Stephen Savitsky...................................    $600,000      $4,770,000          $1,230,000
Dale R. Clift......................................    $550,000      $1,250,000          $1,250,000
David Savitsky.....................................    $120,000      $2,551,000          $  449,000

------------------------

*   All payments are net of applicable withholding taxes.

    In addition to the base salaries and signing bonuses, (a) for a twelve-month period from the date of the agreements ("Initial Period"), the Executives are entitled to participate in the current existing executive bonus plan of Tender Loving Care as adopted by the Board of Directors of Tender Loving Care; and
(b) after the Initial Period, executive shall be entitled to participate in any executive bonus plan maintained by e-MedSoft.

    By letter dated October 18, 2001, e-MedSoft has guaranteed the payment by Tender Loving Care of the signing bonuses and the amounts under the additional payments agreement. e-MedSoft agreed to make such payments to such persons directly or shall contribute such amounts to Company and cause Company to make such payments to such persons when due.

    WARRANT AGREEMENTS. Concurrently with the execution of the New Employment Agreements and in consideration for their continued employment with Tender Loving Care following consummation of the Offer and the Merger, e-MedSoft granted warrants to purchase common shares of e-MedSoft (the "Warrants") to the Executives. Copies of these agreements are filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. The Warrants are for a term of five years, ending October 18, 2006 and are exercisable 90 days after a majority of Tender Loving Care's outstanding shares of common stock have been tendered in the Offer and accepted for payment by Purchaser. However, if the executive voluntarily terminates his employment with Tender Loving Care (other than for Good Reason) or if the executive is terminated for Cause (as such terms are defined in the employment agreements discussed above) during the first twelve
(12) months of the employment agreement, the executive is required to immediately return to e-MedSoft a number of shares equal to the Warrant Shares (as described below) multiplied by a fraction, the numerator of which shall be twelve (12) less the total number of full months that have elapsed from the Effective Date (as such term is defined in the Employment Agreement) and the date of termination and the denominator of which shall be twelve (12).

    The Warrants provide that the exercise price of the Warrants will be proportionately adjusted in the event e-MedSoft subdivides its outstanding shares of common stock into a greater number or smaller number of shares.

    Within 90 days after the close of the Minimum Condition (as that term is defined in the Merger Agreement), e-MedSoft must file a registration statement under applicable securities laws regarding the shares of common stock underlying the e-MedSoft Warrant, to the extent required to permit the disposition of such shares by the executive pursuant to such registration statement. e-MedSoft agrees that such registration statement will remain effective until the second anniversary of the date on which all shares of common stock underlying the e-MedSoft Warrant have been exercised.

    The Executives were granted eMedSoft Warrants to purchase the number of shares of common stock of eMedSoft ("Warrant Shares") as follows:

                                                 EXERCISE PRICE PER
                                WARRANT SHARES     WARRANT SHARE      PRICE OF COMMON STOCK OF E-MED
                                --------------   ------------------   ------------------------------
Stephen Savitsky..............     6,000,000            $0.50         $2.20 (as of October 18, 2001)
Dale R. Clift.................     2,400,000            $0.50         $2.20 (as of October 18, 2001)
David Savitsky................     2,400,000            $0.50         $2.20 (as of October 18, 2001)

    CONFIDENTIALITY AGREEMENT. The following is a summary of certain provisions of the Confidentiality Agreement dated September 25, 2001 (the "Confidentiality Agreement") between e-MedSoft and Tender Loving Care. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning Tender Loving Care."

    The Confidentiality Agreement provides that the parties will maintain the confidentiality of all Confidential Information (as that term is defined in the agreement), and except as required by law, shall not disclose to any person (other than its representatives who are provided such information on a "need to know" basis). For a period of two (2) years from the date of the Confidentiality Agreement, neither party can solicit the employment (other than through general solicitations in the media) of any individual employed by the other party who is known by that party to have participated in the discussions or negotiations concerning the Merger Agreement or in any due diligence investigation regarding the Merger or the Offer.

11. PURPOSE OF THE OFFER; PLANS FOR TENDER LOVING CARE AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for e-MedSoft to acquire control of, and the entire equity interest in, Tender Loving Care. The Offer, as the first step in the acquisition of Tender Loving Care, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for e-MedSoft to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, Tender Loving Care will become a wholly owned subsidiary of e-MedSoft.

    Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Transactions, including the Offer and the Merger. The Board has unanimously determined that the Merger Agreement and the Transactions, including each of the Offer and the Merger, are fair to, and in the best interests of, Tender Loving Care and the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the Transactions, including each of the Offer and the Merger (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Transactions. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of Tender Loving Care is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    In the Merger Agreement, Tender Loving Care has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, if such action is required by the DGCL in order to consummate the Merger. e-MedSoft and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and Merger.

    The Merger Agreement provides that, promptly upon the acceptance by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such acceptance. See "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements." Purchaser expects that such representation would permit Purchaser to exert substantial influence over Tender Loving Care's conduct of its business and operations.

    SHORT-FORM MERGER. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of Tender Loving Care's stockholders. In such event, e-MedSoft, Purchaser and Tender Loving Care have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Tender Loving Care's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of Tender Loving Care's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    STOCK OPTION AGREEMENT. For a discussion of the Top-Up Option granted to e-MedSoft and Purchaser, see "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements."

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under the DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment from the Surviving Corporation equal to such fair value. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

    Neither e-MedSoft nor Purchaser intends to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. e-MedSoft intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Cain Brothers) are not necessarily opinions as to "fair value" under Section 262.

    The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

    GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning Tender Loving Care and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR TENDER LOVING CARE. Except as disclosed in this Offer to Purchase, neither e-MedSoft, nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving Tender Loving Care or any of its subsidiaries, or any material changes in Tender Loving Care's capitalization, corporate structure, business or composition of its management. e-MedSoft will continue to evaluate and review Tender Loving Care and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of Tender Loving Care with those of other business units and subsidiaries of e-MedSoft. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that e-MedSoft acquire control of Tender Loving Care, e-MedSoft will complete such evaluation and review of Tender Loving Care and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring Tender Loving Care through changes in Tender Loving Care's business, corporate structure, Certificate of Incorporation, By-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

    e-MedSoft, Purchaser or an affiliate of e-MedSoft may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that Tender Loving Care will not, between the date of the Merger Agreement and the Effective Time, shall not (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any share of its capital stock except from former employees, directors and consultants in accordance with existing agreements; or (ii) take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights under its stock plans.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares by Purchaser in the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Tender Loving Care to the SEC if there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Tender Loving Care to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of Tender Loving Care and persons holding "restricted securities" of Tender Loving Care may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for OTC Bulletin Board reporting. Purchaser currently intends to seek to cause Tender Loving Care to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition is not satisfied, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements (the "HSR Act") Act has not expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist (other than as a result of any action or inaction of Parent or Purchaser that constitutes a breach of the Merger Agreement):

        (a) there shall have been instituted or be pending any action by any Governmental Authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or increase the cost of the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other Affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by Tender Loving Care, Parent, Purchaser or any of their Subsidiaries of any business or assets of Tender Loving Care, Parent, Purchaser or any of their Subsidiaries or to compel Tender Loving Care, Parent, Purchaser or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of Tender Loving Care, Parent, Purchaser or any of their Subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to Tender Loving Care's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) seeking to require divestiture by Parent, Purchaser or any other Affiliate of Parent of any Shares which, in the case of each of clauses (i) through (iv) of this paragraph (a) has an economic detriment to Parent or Tender Loving Care that is material in relation to Tender Loving Care and its Subsidiaries taken as a whole;

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) Parent, Tender Loving Care or any Subsidiary or Affiliate of Parent or Tender Loving Care or (ii) any Transaction, by any United

    States or foreign legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the Fair Trading Act, or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

        (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

        (d) there shall have occurred and be continuing a Material Adverse Effect on Tender Loving Care;

        (e) any representation or warranty of Tender Loving Care in the Agreement (i) that is qualified by materiality or Material Adverse Effect shall not be true and correct in any respect as so qualified or (ii) that is not qualified by materiality or Material Adverse Effect shall not be true and correct in all material respects, except to the extent the effect of any such breach, either individually or in the aggregate with all such other breaches, would not have a Material Adverse Effect on Tender Loving Care;

        (f) Tender Loving Care shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of Tender Loving Care to be performed or complied with by it under the Agreement;

        (g) the Agreement shall have been terminated by Parent or Tender Loving Care in accordance with its terms; or

        (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process) which materially and adversely affects the extension of credit in the United States, generally by banks or other lending institutions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, generally which materially and adversely affects the extension of credit in the United States, generally by banks or other lending institutions, (iii) any newly initiated material limitation (whether mandatory or not) by any Governmental Authority on, or other similar event that materially and adversely affects, the extension of credit in the United States, generally by banks or other lending institutions or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, generally which materially and adversely affects the extension of credit in the United States, generally by banks or other lending institutions, and in the case of clauses (i) through (iv) of this paragraph (h), as a result thereof, notwithstanding Parent's reasonable best efforts, Parent's ability to access the Funds or to effect payment therewith for the Shares is materially and adversely affected, which in the judgment of Parent in any such case, makes it inadvisable to proceed with such acceptance for payment of or payment for the Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion; provided, that, Purchaser and Parent may not avail themselves of any such condition at any time during which either Purchaser or Parent is in breach in any material respect of any of its representations, warranties and covenants set forth in the Agreement to the extent (and only to the extent) such breach causes the failure of the Minimum Condition or any of the conditions set forth above. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Based upon Purchaser's review of publicly available information regarding Tender Loving Care and the review of information furnished by Tender Loving Care to e-MedSoft and discussions between e-MedSoft' representatives and representatives of Tender Loving Care (see "Section 10. Background of the Offer and Merger; the Merger Agreement and Related Agreements"), except as discussed in this section, neither Purchaser nor e-MedSoft is aware of (i) any license or other regulatory permit that appears to be material to the business of Tender Loving Care or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Tender Loving Care, e-MedSoft, or Purchaser or that certain parts of the business of Tender Loving Care, e-MedSoft, or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

    STATE TAKEOVER LAWS. Tender Loving Care is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 11, 2001, prior to the execution of the Merger Agreement, the Board of Tender Loving Care by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, including the Stock Option Agreement and the Shareholder Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, Tender Loving Care and the stockholders of Tender Loving Care. Accordingly,
Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    Tender Loving Care, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

    UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been issued by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Purchaser's acquisition of Shares pursuant to the Offer is not subject to these requirements.

    HEALTH CARE LAW/REGULATIONS. The acquisition of control of Tender Loving Care by Purchaser and e-MedSoft will require the filing of various applications or notices with certain health care regulatory agencies in those states where Tender Loving Care conducts business. There can be no assurances that such applications will be granted or non-objections will be obtained in a timely manner, if at all. Such delays could delay the completion of the Offer and/or the Merger.

16. FEES AND EXPENSES.

    Purchaser and e-MedSoft retained MacKenzie Partners, Inc. as the Information Agent, and The Bank of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Shares should not rely on such information or representation as having been authorized.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, e-MedSoft, e-MedSoft USA and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning Tender Loving Care" (except that they will not be available at the regional offices of the SEC).

                                        TLC Acquistion Corporation

DATED: OCTOBER 29, 2001

                                                                       SECTION I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF E-MEDSOFT.COM AND
                           TLC ACQUISTION CORPORATION

1.  Directors and Executive Officers of e-MedSoft

    The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of e-MedSoft. Unless otherwise indicated, each such person is a citizen of the United States and the business address of each such person is c/o e-MedSoft.com, at 200 Brickstone Square, Suite 403, Andover, Massachusetts 01810. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with e-MedSoft. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at e-MedSoft for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------               ------------------------------------------------------------
Frank P. Magliochetti, Jr.             Chief Executive Officer and Chairman of the Board since
                                       October 26, 2001 and President since August 6, 2001. From
                                       August 6, 2001 to October 25, 2001, he served as Co-Chief
                                       Executive and Vice Chairman of the Board. Previously, Mr.
                                       Magliochetti was the Chairman, CEO and President of
                                       Chartwell Diversified Services, Inc. from September 2000 to
                                       August 2001. Mr. Magliochetti's prior positions were
                                       President of Home Medical of America, President of Chartwell
                                       Home Therapies and Chief Operating Officer of Nations
                                       Healthcare. He has served in the healthcare industry for
                                       twenty years including senior executive management positions with Sandoz Pharmaceuticals, Haemonetics Corporation, and
                                       Kontron Instruments. Mr. Magliochetti, Jr. holds an A.M.P.
                                       from Harvard Graduate School of Business, Executive M.B.A.
                                       from Suffolk University, and a B.S. in Pharmacy from
                                       Northeastern University.

George A. Kuselias                     Chief Financial Officer since August 6, 2001. Mr. Kuselias has over twenty years experience in both finance and
                                       operations, including: start-up companies, joint ventures, contract management, development, home infusion and
                                       respiratory therapy, hospitals, occupational health and
                                       rehabilitation, continuing care retirement, physician
                                       practice management and other areas. Positions held over the years include Vice President of Affiliated Business
                                       Operations, Controller of Diversified Services and Director
                                       of Audit at Baystate Health System; Corporate Director of
                                       Audit at Bon Secours Health System and Audit Manager at
                                       Arthur Young and Company. Mr. Kuselias received a MBA and
                                       Bachelors degree in Accounting from American International
                                       College. He has been a CPA since 1980 and is a member of the
                                       AICPA, MSCPA and HFMA. He has served on various boards and is past President of HFMA's New England Internal Auditors.

                                       I

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------               ------------------------------------------------------------
Michael A. Rusnak                      Chief Operating Officer since August 13, 2001. Mr. Rusnak
                                       has over thirteen years of operational, financial, and
                                       executive management experience, as well as a broad-based
                                       operational experience in the health care industry.
                                       Positions held over the years include President and Chief
                                       Executive Officer, President/Chief Operating Officer, and
                                       Senior Vice President at OptionCare, Inc.; Senior Vice
                                       President of Operations at Columbia Homecare Group; Vice
                                       President of Field Operations at Staff Builders Health Care
                                       Services, Inc.; and General Manager at In Home Health. He
                                       has successfully managed various companies to build
                                       competitive and profit-focused organizations. Mr. Rusnak
                                       holds a Bachelors of Science Degree from St. Francis
                                       University. Mr. Rusnak also holds degrees in both nursing
                                       and respiratory therapy.

Edwin A. Reilly                        Executive Vice President Administration and Human Resources
                                       since August 6, 2001. Previously, Mr. Reilly served as
                                       Executive Vice President Administration and Human Resources
                                       of Chartwell Diversified Services, Inc. from September 2000 to August 2001. He was formerly Vice President Human
                                       Resources for Home Medical of America and has held senior
                                       human resources positions for the past twenty years. He was
                                       Vice President Human Resources for Serono Laboratories Inc.
                                       In this position he was responsible for all human resources activities for North and South America. He was previously
                                       Vice President Human Resources for the International Health
                                       Care Group of Revlon, Inc. and was responsible for all human resources activity worldwide. Mr. Reilly holds a BS in
                                       Economics from Fordham University and an MBA in Corporate
                                       Finance from NYU

Judith Rooney                          Vice President of Compliance since August 6, 2001.
                                       Previously, Ms. Rooney served as Vice President of
                                       Compliance for Chartwell Diversified Services, Inc. from
                                       September 2000 to August 5, 2001. She was formerly the
                                       Director of Compliance and Regulatory Affairs for Home
                                       Medical of America, Inc., as well as the Regional Clinical
                                       Manager for the Eastern locations. Ms. Rooney has an
                                       extensive background in the area of Corporate Compliance and
                                       Regulation including healthcare licensure requirements,
                                       Corporate Compliance program generation and implementation, fraud and abuse detection and prevention, and maintaining
                                       billing integrity. Ms. Rooney's professional history
                                       includes clinical management and administration specializing in the fields of hospital practice, home infusion nursing, pharmacy, RT/DME, and certified home health. Positions held over the years include Clinical Instructor at Rensselear Co.
                                       Vocational Training; Clinical Supervisor at Saratoga
                                       Hospital; Infusion Nurse Specialist at Visiting Nurse
                                       Association in Albany, NY; and ICU In-service Trainer at
                                       Albany Memorial Hospital. She holds an active membership
                                       with the Healthcare Compliance Association and serves as the current HCCA liaison for the eastern region. Ms. Rooney has earned a BSN from Russell Sage College, an AAS in Nursing
                                       from Maria College and is currently pursuing a MBA/MSN from
                                       Sage Graduate School.

                                       II

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------               ------------------------------------------------------------
Donald H. Ayers                        Member of the Board of Directors since July 2000. Mr. Ayers currently serves as Vice Chairman, Chief Operating Officer, and a director of National Century Financial Enterprises,
                                       Inc. ("NCFE"), a significant stockholder in our company. Mr.
                                       Ayers has 32 years of experience in the health care
                                       industry. In 1990, Mr. Ayers founded Falcon Receivable
                                       Systems, Inc., a company which was merged into a subsidiary of NCFE in December 1996. Previously, Mr. Ayers was
                                       president of two private healthcare management companies for
                                       10 years and president of Grant Hospital in Columbus, Ohio for 13 years. Mr. Ayers holds a B.S. in Education and
                                       Psychology from Muskingum College in New Concord, Ohio and an M.B.A. in Health Care Management from George Washington
                                       University.

Sam J.W. Romeno, MD                    Member of the Board of Directors since September 1999. Dr.
                                       Romeo, who has more than 30 years of experience in the
                                       health care field, currently serves as the President and CEO of University Affiliates IPA, the nation's first fully
                                       accredited IPA. In addition to having held senior faculty
                                       positions at the USC School of Medicine, Medical College of
                                       Wisconsin, and the St. Louis University School of Medicine,
                                       Dr. Romeo has also served as the Medical Director of several health maintenance organizations in California, Florida, and
                                       New York, and is licensed to practice medicine in the States of California, Florida, Idaho, Missouri, and Wisconsin. Dr.
                                       Romeo received the prestigious Physician Executive of the
                                       Year Award given by the American College of Medical Practice
                                       Executives in October 1998.

2.  Directors and Executive Officers of the Purchaser

    The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States and the business address of each such person is c/o e-MedSoft.com, at 200 Brickstone Square, Suite 403, Andover, Massachusetts 01810. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with e-MedSoft. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at e-MedSoft for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------               ------------------------------------------------------------
Frank P. Magliochetti, Jr.             President, Chief Executive Officer and Sole Board Member
                                       since Purchaser's formation in October 2001. For additional information see "1. Directors and Executive Officers of
                                       e-MedSoft" above.

                                      III

    The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

BY MAIL, REGISTERED/CERTIFICATE               BY HAND:
   MAIL OR OVERNIGHT COURIER:

      The Bank of New York              The Bank of New York
        20 Broad Street                   20 Broad Street
       New York, NY 10286            Corporate Trust Department
 Attn: Mr. Santino Ginocchietti             Lower Level
     Reorganization Section              New York, NY 10286
                                   Attn: Mr. Santino Ginocchietti
                                       Reorganization Section

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)

                                 (914) 773-5036

                CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE ONLY:

                                 (914) 773-5741

    Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                        or CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com

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